As filed with the Securities and Exchange Commission on August 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BIOTIE THERAPIES OYJ

(Exact Name of Registrant as specified in its charter)

Republic of Finland		NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
Joukahaisenkatu 6, FI-20520 Turku, Finland (+358) 2 274-8900
(Address including zip code of Principal Executive Offices)

Biotie Therapies Corp. Stock Option Plan 2014 Biotie Therapies Corp. Equity Incentive Plan 2014 Biotie Therapies Corp. Stock Option Plan 2011 Biotie Therapies AG 2008 Stock Option Incentive Plan

(Full title of the plans)

Biotie Therapies, Inc. 701 Gateway Boulevard — Suite 350 South San Francisco, CA 94080 (650) 244-4850

(Name, address and telephone number, including area code, of agent for service)

Copies to: Jean M. McLoughlin Sophia Hudson Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]

Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [_]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Shares, no nominal value, reserved for issuance pursuant to the:	—	—	—	—
- Biotie Therapies Corp. Stock Option Plan 2014	8,465,000	$0.01 (3)	$93,961.50	$10.92
- Biotie Therapies Corp. Equity Incentive Plan 2014	14,002,500	$0.24 (4)	$3,326,153.85	$386.50
Shares, no nominal value, reserved for issuance pursuant to share option awards outstanding under the:	—	—	—	—
- Biotie Therapies Corp. Stock Option Plan 2014	1,490,000	$0.01 (3)	$16,539.00	$1.92
- Biotie Therapies Corp. Stock Option Plan 2011	1,957,500	$0.01 (3)	$21,728.25	$2.52
- Biotie Therapies AG 2008 Stock Option Incentive Plan	2,053,134	$0.33 (3)	$673,296.66	$78.24
Total	27,968,134	N/A	$4,131,679.26	$480.10
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares, no nominal value, of Biotie Therapies Oyj (the “Registrant”) (such shares, the “Shares”), which may be represented by American Depositary Shares, or ADSs, with each ADS representing 80 Shares, issuable pursuant to the plans set forth in this table (collectively, the “Plans”). The Registrant’s ADSs issuable upon deposit of the Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-204707). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Shares that become issuable under any of the Plans by reason of any share dividend, share split or other similar transaction.

(2)	Rounded up to the nearest penny.

(3)	Estimated pursuant to Rule 457(h)(1) under the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average per share exercise price of the options outstanding under the applicable Plan. The exercise prices for options granted pursuant to the Biotie Therapies Corp. Stock Option Plan 2014 and the Biotie Therapies Corp. Stock Option Plan 2011 have been converted from Euros to U.S. dollars at an exchange rate of $1.11 per Euro, the Euro Foreign Exchange Reference rate of the European Central Bank for the Euro on August 17, 2015. The exercise prices for options granted pursuant to the Biotie Therapies AG 2008 Stock Option Incentive Plan have been converted from Swiss francs to U.S. dollars at an exchange rate of CHF 0.9758 per U.S. dollar, the exchange rate of the Swiss National Bank for the Swiss franc on August 17, 2015.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, based on the average of the high and low prices reported for the Registrant’s Shares on the Finnish Stock Exchange on August 17, 2015, converted from Euros to U.S. dollars at an exchange rate of $1.11 per Euro, the Euro Foreign Exchange Reference rate of the European Central Bank for the Euro on such date.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s prospectus dated June 10, 2015, filed with the Commission on June 12, 2015, pursuant to Rule 424(b) of the Securities Act, relating to the Registration Statement on Form F-1, as amended (Registration No. 333-204147), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s share capital which is contained in the Registrant’s Securities Exchange Act of 1934 (“Exchange Act”) Registration Statement on Form 8-A (Exchange Act File No. 001-37423), dated June 10, 2015, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable. See Item 3(b).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of association contain no provisions under which any member of its board of directors or senior management team members is indemnified in any manner against any liability which they may incur in their capacity as such. Article 12 of the Registrant’s articles of association, however, provides, amongst other matters, that in the annual general meeting of shareholders “the granting of discharge from liability of the members of the Board of Directors and the Managing Director” shall be resolved. The Registrant may enter into indemnification agreements with its President and Chief Executive Officer and members of the senior management team that give them the right, to the fullest extent permitted by law, to recover from the Company

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amounts, including but not limited to litigation expenses, and any damages they are ordered to pay, in relation to acts or omissions in the performance of their duties. However, there is generally no entitlement to indemnification for acts or omissions that amount to willful, intentionally reckless or seriously culpable conduct. In addition to such indemnification, the Registrant provides its senior management team members and directors with customary directors’ and officers’ liability insurance.

At present, there is no pending material litigation or proceeding involving the Registrant’s directors or officers where indemnification will be required or permitted. In addition, the Registrant is not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, management or persons controlling us pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Form of Deposit Agreement (incorporated herein by reference to the Registrant’s Registration Statement on Form F-6 (File No. 333-204707) dated as of June 4, 2015)

4.2	Form of Certificate of ADSs of Biotie Therapies Oyj (included in Exhibit 4.1)

4.3	English translation of Articles of Association of Biotie Therapies Corp. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, dated as of May 14, 2015 (Registration No. 333-204147))

5.1	Opinion of Hannes Snellman Attorneys Ltd, Finnish counsel to Biotie Therapies Oyj, as to the validity of the Shares

23.1	Consent of PricewaterhouseCoopers Oy

23.2	Consent of Hannes Snellman Attorneys Ltd, Finnish counsel to Biotie Therapies Oyj (included in Exhibit 5.1)

24.1	Powers of attorney (included in the signature page to this Registration Statement)

99.1	Biotie Therapies Corp. Stock Option Plan 2011 (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1, dated as of May 14, 2015 (Registration No. 333-204147))

99.2	Biotie Therapies Corp. Equity Incentive Plan 2014 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1, dated as of May 14, 2015 (Registration No. 333-204147))

99.3	Biotie Therapies Corp. Stock Option Plan 2014 (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1, dated as of May 14, 2015 (Registration No. 333-204147))

99.4	Biotie Therapies AG 2008 Stock Option Incentive Plan

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Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Turku, Finland, on this 20th day of August, 2015.

BIOTIE THERAPIES OYJ

By:	/s/ Timo Veromaa
Name:	Timo Veromaa
Title:	President and Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Timo Veromaa and David Cook each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 20, 2015 in the capacities indicated.

Name	Title

/s/ Timo Veromaa	President and Chief Executive Officer (principal executive officer)
Timo Veromaa
/s/ David Cook	Chief Financial Officer (principal financial officer and principal accounting officer)
David Cook
/s/ William M. Burns	Chairman of the Board
William M. Burns

/s/ Don M. Bailey	Director
Don M. Bailey

/s/ Merja Karhapää	Director
Merja Karhapää

/s/ Bernd Kastler	Director
Bernd Kastler

/s/ Ismail Kola	Director
Ismail Kola

/s/ Guido Magni	Director
Guido Magni

/s/ Mahendra G. Shah	Director
Mahendra G. Shah

/s/ Colleen A. De Vries	Authorized Representative in the United States
Colleen A. De Vries SVP of National Corporate Research, Ltd

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EXHIBIT INDEX

Exhibit Number
4.1	Form of Deposit Agreement (incorporated herein by reference to the Registrant’s Registration Statement on Form F-6 (File No. 333-204707) dated as of June 4, 2015)

4.2	Form of Certificate of ADSs of Biotie Therapies Oyj (included in Exhibit 4.1)

4.3	English translation of Articles of Association of Biotie Therapies Corp. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, dated as of May 14, 2015 (Registration No. 333-204147))

5.1	Opinion of Hannes Snellman Attorneys Ltd, Finnish counsel to Biotie Therapies Oyj, as to the validity of the Shares

23.1	Consent of PricewaterhouseCoopers Oy

23.2	Consent of Hannes Snellman Attorneys Ltd, Finnish counsel to Biotie Therapies Oyj (included in Exhibit 5.1)

24.1	Powers of attorney (included in the signature page to this Registration Statement)

99.1	Biotie Therapies Corp. Stock Option Plan 2011 (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1, dated as of May 14, 2015 (Registration No. 333-204147))

99.2	Biotie Therapies Corp. Equity Incentive Plan 2014 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1, dated as of May 14, 2015 (Registration No. 333-204147))

99.3	Biotie Therapies Corp. Stock Option Plan 2014 (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1, dated as of May 14, 2015 (Registration No. 333-204147))

99.4	Biotie Therapies AG 2008 Stock Option Incentive Plan

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